Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Americana Publishing, Inc. and subsidiary on Form SB-2 of our report, dated March 1, 2002, which includes an emphasis paragraph relating to an uncertainty as the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of the Registration Statement, and of our report dated March 1, 2002 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

July 15, 2002